Exhibit 10.20

2009 Heritage Bank Management Incentive Plan

MANAGEMENT INCENTIVE

COMPENSATION PLAN

FOR

«FirstName» «LastName»

FISCAL YEAR ENDING

DECEMBER 31, 2009

PLAN OBJECTIVES

The Management Incentive Compensation Plan (“MIP”) has the following primary objectives:

•	To clearly focus the attention of management on organizational priorities.

•	To provide competitive pay opportunities contingent on bank performance.

•	To differentiate and reward the individuals who make the most significant contributions to the Bank’s success.

PLAN ELIGIBILITY

Participants will be selected by the Chief Executive Officer and confirmed by the Board of Directors on an annual basis. Those eligible must be judged as individuals who are in a position to materially affect the Bank’s performance. Prior year participation is no guarantee of ongoing participation.

56 officers have been selected to participate during the year ending December 31, 2009.

AWARD POTENTIAL

Each participant will be assigned a target incentive expressed as a percentage of his or her January 1, 2009 salary. This defines the amount that should be expected if Heritage Bank and the individual meet ambitious but achievable results.

Target incentive levels were set based on competitive practice, ability to impact results, and affordability. As the Company grows and increases in profitability, these target levels may also increase. However, in 2009, all prior year targets are reduced by 50%. For example, if you were previously eligible for a target bonus of $10,000 – your 2009 target is $5,000.

The actual award could be more or less than the target based on actual performance.

INCENTIVE COMPENSATION PAYMENT

Incentive compensation will be paid annually within 90 days of the fiscal year end or as soon as possible after verifying year-end results. Payments are subject to payroll taxes such as Federal Income Tax and Social Security and Medicare withholding. Heritage Bank’s fiscal year end is December 31, 2009. The Payment Date is typically March 15th following the end of the fiscal year.

Officers who are selected for full participation in this plan must have been employed by Heritage Bank for the entire performance period. Officers selected for the plan who join Heritage Bank during the plan year will have their targeted payout prorated for the percentage of the year employed or participating in the plan.

All participants must be employed as of the Payment Date in order to receive any compensation from the plan. Participants who leave the company at any time prior to the Payment Date are not eligible to receive any payment regardless of performance or time spent as a participant.

All bonus or incentive payments are subject to “clawback” or repayment to the company should the bonus be paid on statements of earnings, gains, Officer statements, loan criteria, or any other criteria that are later proven to be materially inaccurate regardless of whether or not a formal restatement of earnings is required and regardless of whether or not the company or the Officer is “at fault”.

As a participant in the TARP Capital Purchase Program, Heritage Bank must be in compliance with current and future governance policies regarding bank employee compensation programs. Participation in this incentive plan, the promise of any payments and the ongoing terms of the program will be subject to all applicable current or future regulations or policies issued by the Treasury Department or other governing agencies. Those governmental regulations and/or policies may require Heritage Bank to revise, eliminate or otherwise change the eligibility criteria for which incentive payments may be accrued, distributed or repaid. In the event of any conflict between this policy and governmental regulations and/or policies, the applicable governmental requirements shall control.

INCENTIVE FUNDING

Incentive funding will be determined by:

1.	Heritage Bank achieves 2009 net income and core income goals.

2.	Performance on personal objectives established with your supervisor.

3.	Should an individual loan or transaction result in significant exposure to the Bank as determined solely by management, the individual performance scoring may be overruled and no incentive payment provided.

The Incentive plan funding is determinate on the achievement of net and core income. Personal objectives include production goals as well as branch or department management, customer retention, credit quality and individual project or plan execution. The plan is designed to include objectives other than production objectives for each participant to underscore the expectations of the Board that the incentive plan does not encourage or reward unnecessary or excessive risk to the shareholder by senior management, lenders or other participants in order to receive a payment.

PRIME FUNDING MEASURE

The prime funding measure will be Heritage Bank’s estimated net and core profit. In February, the Board of Directors approved the 2009 Financial Plan reflecting the net and core profit targets for Heritage Bank. These targets place eligibility for any bonus payouts to plan participants only when 2009 net income and core income targets have been met or exceeded. Both the Heritage Financial Corporation and Heritage Bank plan reflect profitability after reserving fully for the incentive plan.

Net Income is the net income as reported on the income statement at year-end, total revenue less all business expenses.

Core Income is defined as net income “pre” certain expenses. As detailed above the planned core income for 2009 includes a substantially increased provision for loan losses, but does not include other potential adjustments. Management will track all potential adjustments and report these to Officers monthly – however, at year-end the Board will make the final determination of what, if any, adjustments are added to 2009 planned core income for the purposes of MIP bonus payment eligibility. Examples of potential adjustments include:

•	Provisions for loan losses

•	Impairment charges

•	Adjustments to FDIC premiums

•	Gains or losses on OREO sales

•	Some expenses associated with a decision by Heritage to acquire all or a portion of the assets of another bank

DETERMINATION OF FINAL INCENTIVE POOL

Participants in the 2009 Management Incentive Plan will be eligible to receive a bonus if Heritage Bank achieves or exceeds planned net and core income. Your personal award will be based, 100% on your personal success in meeting individual objectives determined with your supervisor. Bonus payouts will not be paid if the individual performance rating is .74 or below. Individual performance ratings between .75 and 1.00 will result in both the payout being reduced on a prorated basis ranging from a 50% payout on a ..75 individual performance score to a 100% payout on a 1.0 individual performance score. As an example, an individual performance rating of .85 would result in a total payout of .70 X the otherwise earned result.

FOR EXAMPLE ASSUME:

(1) Heritage Bank achieves planned Net and Core Income in 2009.

(2) Your 2009 personal target incentive is $3,000 which results in the following performance components:

100% Personal = $3,000

Total = $3,000

(3) Actual Performance Results Achieved:

Personal (Scale 0 - 2.00) = 1.125

(4) Your payout would be calculated as follows:

(a)	100% personal = $3,000 $3,000 x 1.125 = $3,375

Total Earned Incentive $3,375

(5) If (1) and (2) above remain the same but personal performance is .85 rather than 1.125:

(a)	100% personal = $3,000 $3,000 x .85 = $2,550

(b)	Total earned Incentive $2,550

(c)	Total Payout prorated for .85

Personal performance x .70

Total Earned Incentive $1,785

(6) If in (5) above the personal performance score was .74 or less, there would be no payout.

(7) If in (1) above, Heritage Bank does NOT achieve planed 2009 net and core income, there would be no payout.

SUMMARY

The costs of the program are controlled by the plan components:

1.	Individuals covered by the plan

2.	Target incentive opportunities

3.	Corporate / individual funding allocations’

4.	Performance measures

5.	Performance goals

Each of these will be reviewed annually and modified to best reflect current circumstances and business objectives.

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